Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Background

The unaudited pro forma condensed consolidated financial statements of Shell Midstream Partners, L.P. (“we,” “us,” “our” or “the Partnership”) as of and for the three months ended March 31, 2016 and for the year ended December 31, 2015 are based upon our historical audited and unaudited financial statements.

As of March 31, 2016, we owned a 100% interest in Pecten Midstream LLC ("Pecten"), a 62.5% interest in Zydeco Pipeline Company LLC ("Zydeco"), a 28.6% interest in Mars Oil Pipeline Company, L.P. ("Mars"), a 36.0% interest in Poseidon Oil Pipeline Company, L.L.C. ("Poseidon"), a 49.0% interest in Bengal Pipeline Company LLC ("Bengal"), and a 3.0% interest in Colonial Pipeline Company ("Colonial").

On May 23, 2016, we completed our previously announced acquisition of an additional 30.0% interest in Zydeco, an additional 1.0% interest in Bengal and an additional 3.0% interest in Colonial from Shell Pipeline Company LP ("SPLC") (the “Acquisition”) for total consideration of $700 million, which consisted of (i) a cash distribution of approximately $692.9 million to SPLC and (ii) the issuance of 214,285 general partner units representing general partner interests in us (“General Partner Units”) to Shell Midstream Partners GP LLC (the “General Partner”). The Acquisition closed pursuant to a Contribution Agreement dated as of May 17, 2016 by and among SPLC, us and Shell Midstream Operating LLC. We funded the cash portion of the consideration for the Acquisition with $345.8 million from the net proceeds of our registered public offering of 10,500,000 common units representing limited partner interests in us (the “Offering”), $50.4 million of cash on hand and $296.7 million in borrowings under our revolving credit facility. The remaining $7.1 million in consideration consisted of 214,285 General Partner Units.

As part of the Offering, the underwriters received an option to purchase an additional 1,575,000 common units, which they exercised on June 9, 2016, at a price of $33.25 per unit for net proceeds of $51.9 million ($52.4 million, net of $0.5 million in offering expenses). On June 9, 2016, we also issued 32,143 general partner units at a price of $33.25 per unit to our general partner for $1.1 million to maintain its 2% general partner interest.

Basis of Presentation

Pro Forma Financial Statements

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2016 has been prepared as though the Acquisition occurred on March 31, 2016. The unaudited pro forma condensed consolidated statement of income for the three months ended March 31, 2016 has been prepared as though the Acquisition occurred on January 1, 2015.

The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2015 has been prepared as though the Acquisition occurred on January 1, 2015.

The unaudited pro forma condensed consolidated financial statements also reflect the following significant transactions:

•	$296.7 million in additional borrowings from our credit facilities and resulting interest expense;

•	the consummation of a public offering and the issuance of 10,500,000 common units representing limited partner interests for net proceeds of $345.8 million;

•
distribution to SPLC of $692.9 million, representing a gross purchase price of $700.0 million less the $7.1 million regarding value of 214,285 general partner units at $33.25 per unit issued to our general partner to maintain its 2.0% interest; and

•
net proceeds of $53.0 million from the issuance of 1,575,000 common units for net proceeds of $51.9 million ($52.4 million, net of $0.5 million in offering expenses) and 32,143 general partner units at a price of $33.25 for $1.1 million to maintain our general partner's 2% interest.

No adjustments have been made to our historical audited and unaudited financial statements to reflect other events subsequent to the period shown by such financial statements.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with our historical audited and unaudited financial statements as well as the related notes in our other filings with the SEC.

The adjustments to the historical audited and unaudited financial statements are based upon currently available information and certain estimates and assumptions. Actual effects of these transactions will differ from the pro forma adjustments. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results that would have occurred if the transaction had been completed on the dates indicated or what could be achieved in the future. However, we believe the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and the pro forma adjustments are factually supportable, give appropriate effect to the expected impact of events directly attributable to the conveyance, and reflect those items expected to have a continuing impact on the Partnership for purposes of the unaudited pro forma condensed consolidated statement of income.

Financial Statements of the Partnership

Each of Pecten and Zydeco is consolidated within our financial statements as a subsidiary. We obtained control of Zydeco on the date of our IPO via a voting agreement with SPLC through which we have voting power over the ownership interests retained by SPLC in Zydeco. The ownership interest in Zydeco retained by SPLC is reflected as noncontrolling interest in our consolidated financial statements. We obtained control of Pecten as a wholly owned subsidiary on the effective date of its acquisition on October 1, 2015.

The equity investments in Mars, Bengal and Poseidon are recorded at SPLC’s historical book value as the transactions in which these investments were transferred or sold to the Partnership were transactions between entities under common control. Such transactions are accounted for prospectively at the time of the contribution under the equity method of accounting. The investment in Colonial is accounted for prospectively at the time of contribution using the cost method of accounting.

Shell Midstream Partners, L.P. Unaudited Pro Forma Condensed Consolidated Balance Sheet As of March 31, 2016

	Shell Midstream Partners, L.P.	Pro Forma Adjustments		Shell Midstream Partners, L.P. Pro Forma
Current assets
Cash and cash equivalents	$138.0	$345.8	(a)	$140.6
		$296.7	(b)
		$(692.9)	(c)
		53.0	(f)
Accounts receivable – third parties, net	18.5			18.5
Accounts receivable – related parties	8.1			8.1
Allowance oil	4.6			4.6
Prepaid expenses	3.4			3.4
Total current assets	172.6	2.6		175.2
Equity method investments	181.9	1.5	(d)	183.4
Property, plant and equipment, net	392.1			392.1
Cost investment	6.2	5.2	(d)	11.4
Total assets	$752.8	$9.3		$762.1

Current liabilities
Accounts payable – third parties	$1.4			$1.4
Accounts payable – related parties	8.5			8.5
Deferred revenue – third parties	2.4			2.4
Deferred revenue – related parties	2.0			2.0
Accrued liabilities – third parties	6.3			6.3
Accrued liabilities – related parties	2.8			2.8
Total current liabilities	23.4	—		23.4
Noncurrent liabilities
Debt payable – related party	47.7	296.7	(b)	344.4
Lease liability - related party	23.7			23.7
Asset retirement obligations	1.4			1.4
Total noncurrent liabilities	72.8	296.7		369.5
Total liabilities	96.2	296.7		392.9

Common unitholders – public	2,067.6	345.8	(a)	2,465.3
		51.9	(f)
Common unitholder – SPLC	(128.2)			(128.2)
Subordinated unitholder – SPLC	(402.9)			(402.9)
General partner – SPLC	(988.6)	(692.9)	(c)	(1,586.7)
		93.7	(d)
		1.1	(f)
Total partners' capital	547.9	(200.4)		347.5
Noncontrolling interest	108.7	(87.0)	(d)	21.7
Total equity	656.6	(287.4)		369.2
Total liabilities and equity	$752.8	$9.3		$762.1

Shell Midstream Partners, L.P. Unaudited Pro Forma Condensed Consolidated Statement of Income Three Months Ended March 31, 2016

	Shell Midstream Partners, L.P.	Pro Forma Adjustments		Shell Midstream Partners, L.P. Pro Forma

Revenue
Third parties	$51.3	—		$51.3
Related parties	25.4	—		25.4
Total Revenue	76.7	—		76.7
Costs and expenses
Operations and maintenance – third parties	9.4	—		9.4
Operations and maintenance – related parties	5.4	—		5.4
General and administrative – third parties	2.1	—		2.1
General and administrative – related parties	5.7	—		5.7
Depreciation, amortization and accretion	5.9	—		5.9
Property and other taxes	3.2	—		3.2
Total costs and expenses	31.7	—		31.7
Operating income	45.0	—		45.0
Income from equity investments	23.2	0.1	(g)	23.3
Dividend income from investment	2.8	2.8	(h)	5.6
Other income	—	—		—
Investment and dividend income	26.0	2.9		28.9
Interest expense, net	3.0	1.4	(e)	4.4
Income before income taxes	68.0	1.5		69.5
Income tax benefit	—	—		—
Net income	68.0	1.5		69.5
Less: Net income attributable to Parent	—	—		—
Less: Net income attributable to noncontrolling interests	12.7	(10.1)	(i)	2.6
Net income attributable to the Partnership	$55.3	$11.6		$66.9

General partner's interest in net income	3.1			3.5
Limited partners' interest in net income	52.2			63.4

Net income per Limited Partner Unit - Basic and Diluted (in dollars):
Common	$0.36			$0.40
Subordinated	$0.32			$0.37

Weighted average Limited Partner Units outstanding - Basic and Diluted (in millions):
Common units – public	63.4			75.5
Common units – SPLC	21.5			21.5
Subordinated units – SPLC	67.5			67.5

Shell Midstream Partners, L.P. Unaudited Pro Forma Condensed Consolidated Statement of Income Year Ended December 31, 2015

	Shell Midstream Partners, L.P.	Pro Forma Adjustments		Shell Midstream Partners, L.P. Pro Forma

Revenue
Third parties	$222.8	—		$222.8
Related parties	103.7	—		103.7
Total Revenue	326.5	—		326.5
Costs and expenses
Operations and maintenance – third parties	46.3	—		46.3
Operations and maintenance – related parties	18.5	—		18.5
General and administrative – third parties	10.2	—		10.2
General and administrative – related parties	24.6	—		24.6
Depreciation, amortization and accretion	21.6	—		21.6
Property and other taxes	7.5	—		7.5
Total costs and expenses	128.7	—		128.7
Operating income	197.8	—		197.8
Income from equity investments	70.1	0.4	(g)	70.5
Dividend income from investment	9.2	10.6	(h)	19.8
Investment and dividend income	79.3	11.0		90.3
Interest expense, net	4.3	5.6	(e)	9.9
Income before income taxes	272.8	5.4		278.2
Income tax benefit	(0.1)	—		(0.1)
Net income	272.9	5.4		278.3
Less: Net income attributable to Parent	39.3	—		39.3
Less: Net income attributable to noncontrolling interests	66.5	(48.4)	(i)	18.1
Net income attributable to the Partnership	$167.1	$53.8		$220.9

General partner's interest in net income	5.0			6.2
Limited partners' interest in net income	162.1			214.7

Net income per Limited Partner Unit - Basic and Diluted (in dollars):
Common	$1.16			$1.41
Subordinated	$1.14			$1.39

Weighted average Limited Partner Units outstanding - Basic and Diluted (in millions):
Common units – public	51.9			64.0
Common units – SPLC	21.5			21.5
Subordinated units – SPLC	67.5			67.5

Shell Midstream Partners, L.P.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Pro Forma Adjustments

The following items related to the Acquisition are reflected in the adjustments below:

(a) Reflects an issuance of 10,500,000 common units representing limited partner interests in connection with a public offering at a price of $33.25 per unit for net proceeds of $345.8 million ($349.1 million, net of $3.3 million in offering expenses).
(b) Reflects proceeds from borrowing $296.7 million under the Five Year Revolver, which bears interest at the three-month LIBOR rate plus a margin.
(c) Reflects a net payment to SPLC of $692.9 million, which represents the gross consideration for the Acquisition of $700.0 million less the $7.1 million value of the 214,285 general partner units issued to our general partner at $33.25 per unit to maintain its 2.0% general partner interest.
(d) Reflects acquisition of the additional 30.0% ownership interest in Zydeco, additional 1.0% ownership interest in Bengal and an additional 3.0% interest in Colonial.
(e) Reflects additional interest expense on the above additional borrowings of $296.7 million from our Five Year Revolver. The interest rate used in the unaudited pro forma condensed consolidated financial statements is 1.89%. A 1/8 percentage point increase in the interest rate on the total of $344.9 million of debt inclusive of the Acquisition would increase our consolidated annual interest expense by approximately $0.4 million
(f) Reflects an issuance of 1,575,000 common units at a price of $33.25 per unit for net proceeds of $51.9 million ($52.4 million, net of $0.5 million in offering expenses) pursuant to the underwriters' option to purchase additional common units in the Offering, and the issuance of 32,143 general partner units at a price of $33.25 per unit to our general partner for $1.1 million to maintain its 2% general partner interest.
(g) Reflects the Partnership's equity in earnings of Bengal as if the additional 1.0% interest was acquired on January 1, 2015.
(h) Reflects the Partnership's dividend income from Colonial as if the additional 3.0% interest was acquired on January 1, 2015.
(i) Reflects the reduction of net income attributable to noncontrolling interests as if the additional 30.0% interest in Zydeco was acquired on January 1, 2015.

Pro Forma Net Income Per Unit

We compute income per unit using the two-class method. Net income available to common and subordinated unitholders for purposes of the basic income per unit computation is allocated between the common and subordinated unitholders by applying the provisions of our partnership agreement as if pro forma distributions per unit for the period were consistent with the historical distributions per unit. Under the two-class method, any excess of distributions declared over net income shall be allocated to the partners based on their respective sharing of income specified in our partnership agreement. Pro forma basic net income per unit is determined by dividing the pro forma net income available to common and subordinated unitholders of the Partnership by the number of common, subordinated and general partner units assumed to be outstanding as a result of the Offering. For purposes of this calculation, we have assumed common units and general partner units issued as a result of the Offering to be outstanding since January 1, 2015.